Exhibit 10.1

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT, dated as of July 12, 2019, by and between Keurig Dr Pepper Inc., a Delaware corporation (the "Company"), and Rodger Collins ("Consultant”).

WHEREAS, Consultant has served the Company as its President, Direct Store Delivery, and will be terminating his employment with the Company effective July 9, 2019; and

WHEREAS, the Company wishes to continue to avail itself of Consultant’s knowledge, expertise and experience by appointment of Consultant as a consultant and independent contractor to provide services to facilitate the operation of the business of the Company and its affiliates; and

WHEREAS, Consultant is willing to serve as a consultant to the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual promises, the Company and Consultant agree as follows:

1.
Term. The Initial term of this Agreement shall begin on July 10, 2019 and continue until January 9, 2020; provided that the consulting period hereunder shall be automatically extended for successive six month periods unless not later than two (2) months prior to the date that the term hereof would otherwise expire, the Company or Consultant shall have given notice to the other party that it does not want the term hereof to be so extended. The period during which this Agreement is in effect (including any and all extensions pursuant to the immediately preceding sentence) shall be referred to as the “Consulting Period".

2.
Consulting Services. During the Consulting Period, the Consultant shall personally provide consulting services as and when requested to the person(s) identified, and with regard to the matters specified, in this Section 2. The Consultant shall provide advice, counsel and assistance with regard to (i) the Direct Store Delivery business, (ii) matters pertaining to relationships with business partners of the Company, (iii) long-term planning, and (iv) other projects and matters requested by the Chairman and Chief Executive Officer of the Company ("CEO"). The Consultant shall report to and provide his services hereunder to the CEO.

3.
Time, Location and Maximum Commitment. The Company and Consultant shall mutually agree on the time and location at which he shall perform consulting services hereunder, subject to the right of the Company to reasonably request by advance written notice to Consultant that such services be performed at a specific time and at a specific location. The Consultant shall honor any such request unless he has a conflicting business or personal commitment that would preclude him from performing such services at t the time and/or place requested by the Company, and in such circumstances the parties shall make reasonable efforts to arrange a mutually satisfactory alternative.

4.
Status. Consultant shall not, by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company or any of its affiliates, and shall not have the power or authority to contract in the name of or bind the Company or any of its affiliates. As an independent contractor, Consultant may perform services for others. Consultant shall at all times be treated as an independent contractor and shall be responsible for the payment of all taxes with respect to all amounts paid to be him hereunder. Consultant shall not, by reason of the services performed hereunder, be entitled to participate in any employee benefits plan or fringe benefit or perquisite program made available to an employee or officer of the Company. Nothing in this Agreement shall be construed to limit the rights of Consultant to receive any benefits or compensation otherwise payable to Consultant in respect of his prior services as an officer or employee of the Company under the express terms and conditions of any agreement between him and the Company or the applicable terms and conditions of any employee benefit plan, program or arrangement.

5.
Consulting Fees. In respect of the services to be performed hereunder, the Company shall pay Consultant a monthly fee of $26,125. Such fee shall be payable to Consultant monthly, in arrears, on the last day of each calendar month during the Consulting Period.

6.	Termination for Cause. Notwithstanding the provisions of Section 1, the Company may at any time terminate the Agreement upon written notice to the Consultant for Cause. “Cause” shall mean:

a.
Consultant's intentional an continued failure to substantially perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness or as a result of termination),

b.
Any intentional act or omission by Consultant constituting fraud or other serious malfeasance which in any such case is materially injurious to the financial condition of the Company or any of Its affiliates or materially injurious to the business reputation of the Company or any of its affiliates,

c.
Consultant's Indictment for a felony or the substantial equivalent thereof under the laws of the United States, any state or political subdivision thereof or any other jurisdiction in which the Company conducts business, or

d.
Consultant's material breach of the provision of any of Sections 9, 10, 11, 12 or 13, which breach is not cured by Consultant within 10 days following receipt of a written notice from Company identifying in reasonable detail the actions, failure or omissions alleged to have constituted such breach.

7.
Equipment, Office Space and Support Services. During the Consulting Period, the Company shall continue to provide Consultant with such business equipment and services as are necessary or appropriate to assist him in the performance of his services, including an office and other support services.

8.
Expenses. The Company shall pay or reimburse Consultant for such reasonable expenses incurred by Consultant in the course of, or on account of, rendering the consulting services to be provided hereunder in accordance with, and subject to the terms and conditions of, the expense reimbursement policy applicable to the expenses incurred by senior officers of the Company, as in effect from time to time. Nothing in this Section 8 shall be construed or interpreted to require the Company to lease, hire or otherwise procure or make available to Consultant the use of a private jet in the event that the Company aircraft is not available to Consultant for required business travel.

9.
Non-Competition. During the Consulting Period and for the 12-month period which immediately follows Consultant's termination of service hereunder (the “Restricted Period"), Consultant will not, without the written consent of the Company, engage, whether as principal, agent, consultant, employee, officer, director, investor or otherwise in any business which is engaged in the manufacturing and marketing of beverage or appliance products that compete with the Company or any of its affiliates

(including, for the avoidance of doubt and without limitation, the Company's majority stock owner, JAB Holding S.a.r.l. ("JAB") and its subsidiaries) in any geographical area in which the Company or any of its affiliates markets its products or services (a "Competitive Business”).

10.
Non-Solicitation. During the Consulting Period and the Restricted Period, Consultant shall not, directly or Indirectly, (i) induce any person who is an employee of other service provider to the Company or any of its affiliates to terminate his employment or service with such entity,(ii) employ or offer employment to (or assist any other person in employing or offering employment to) any person who is or was an employee or other service provider to the Company or any of its affiliates, unless such person shall have ceased to be employed by or have provided services to any such entity at least 12 months prior thereto (a “Protected Company Service Provider"), or (iii) induce, encourage or facilitate the ability of any Protected Company Service Provider to engage in any service or other activity for the benefit of a Competitive Business.

11.
Confidential Information. Consultant will not, directly or indirectly, during or at any time after the Consulting Period, use for himself or others, or disclose to others, any Confidential Information, whether or not conceived, developed or perfected by Consultant and no matter how it became known to Consultant, unless he first secures the written consent of the Company to such disclosure or use, or until the same shall have lawfully become a matter of public knowledge; provided that Consultant may disclose such information if required by law to do so after notifying the Company that he may be required to disclose as soon as practical after he learns of such obligation and affording the Company a reasonable opportunity to prevent such disclosure through appropriate legal process. “Confidential Information" includes all business information and records which related to the Company and which are not known to the public generally, including but not limited to technical notebook records, patent applications; machine, equipment, process and product designs including any drawings and descriptions thereof; unwritten knowledge and “know-how"; operating instructions; training manuals; production and development processes; production schedules; customer lists; customer buying and other customer related records; product sales records; territory listings; market surveys; marketing plans; long-range plans; salary information; contracts; supplier lists; and correspondence.

12.
Nondisparagement. During and after the Consulting Period, Consultant agrees not to issue, circulate, publish or utter any disparaging statements, remarks or rumors about the Company or any of its affiliates, or any of their respective officers, directors, employees, agents or shareholders. Nothing herein shall prevent Consultant from making or publishing any truthful statement (a) when required by law, subpoena or court order, (b) in the course of any legal, arbitral or regulatory proceeding, (c) to any governmental authority, regulatory agency or self regulatory organization, or (d) in connection with any investigation by the Company or any of its affiliates.

13.
Return of Records. Upon termination of his service hereunder, or at any other time upon request, Consultant will promptly deliver to the Company all documents and records which are in his possession or under his control and which pertain to the Company, any of its activities or any of his activities in the course of his employment;

provided Consultant may keep a copy of records relating to his relationship with the Company to the extent permitted by law. Such documents and records include but are not limited to technical notebook records, technical reports, patent applications, drawings, reproductions, and process or design disclosure information, models, schedules, lists of customers and sales, sales records, sales request, lists of suppliers, plans correspondence and al copies thereof. Consultant will not retain or deliver to any third person copies of any such documents or records or any Confidential Information absent a specific legal obligation or right to do so; provided that Consultant may disclose such information if required by law to do so after notifying the Company that he may be required to disclose as soon as practical after he learns of such obligation and affording the Company a reasonable opportunity to prevent such disclosure through appropriate legal process.

14.
Specific Performance and Other Remedies. Consultant acknowledges and agrees that the Company has no adequate remedy at law for a breach or threatened breach of any of the provisions of any of Sections 9, 10, 11, 12 and 13, and, in recognition of the fact, Consultant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond and without notice to the Consultant, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in the Agreement shall be construed as prohibiting the Company from pursing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.

15.
Intellectual Property. Consultant agrees that all intellectual property, including but not limited to, all ideas and concepts contained in computer programs and software, documentation or other literature or illustrations that are conceived, developed, written, or contributed by Consultant during the Consulting Period, either individually or in collaboration with others, that relate to, and are part of, the services provided by Consultant hereunder, shall belong to and be the sole property of the Company. Consultant further agrees that all rights in all works prepared or performed by Consultant pursuant to this Agreement shall belong exclusively to the Company and shall constitute "works made for hire” for purposes of copyright law. Consultant hereby assigns to the Company his entire right, title and interest in any invention or idea, patentable or not, conceived, discovered or made by him during the Consulting Period (whether alone or with others and whether or not on the Company's premises) covered by the foregoing. The provision of this Section shall not be construed to assign to the Company any of Consultant's rights in any work, concept, invention or idea for which no equipment, supplies, facilities, or trade secret information of the Company was used, that was developed entirely on Consultant's own time, and that does not relate at the time of conception or reduction to practice of the invention to the Company's business or to the Company's actual or demonstrably anticipated research or development; or does not result from any work performed by Consultant for the Company.

16.
Indemnification. The Company shall, to the fullest extent permitted by applicable law, indemnify and hold harmless Consultant (including the advancement of legal fees) with regard to Consultant’s good faith action or inaction pursuant to this Agreement and cause Consultant to be covered, in respect of his services hereunder, by any insurance policy providing indemnity coverage for its corporate officers and directors, in each case, to the same extent as, and subject to the same condition as apply to, its corporate officers and directors; provided that in no event shall Consultant be indemnified with respect to any willful and intentional misconduct or gross negligence in the performance of his duties hereunder.

17.
Miscellaneous. This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of the Company, which consent the Company may withhold in its sole discretion. Without the consent of Consultant, the Company may not assign all or any portion of this Agreement; provided that the Company may at any time and from time to time assign all or a portion of this Agreement to any of its subsidiaries or affiliates. This Agreement may only be amended by a written instrument signed by the Company and Consultant. Except as otherwise expressly provided hereunder, this Agreement shall constitute the entire agreement between the Company and Consultant with respect to the provision of consulting services by the Consultant to the Company. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

18.	Governing Law. This Agreement shall be governed by the law of Delaware, without reference to the principles of conflicts of law.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the day first written above.

KEURIG DR PEPPER INC.

Signed:	/s/ Robert Gamgort
By:	Robert Gamgort
Title:	Chairman & CEO

/s/ Rodger L. Collins
Rodger L. Collins